Exhibit 10.7

March 2, 2012

Ty Gaston
2309 Highlands Creek Road
Carrollton, Texas 75007

RE:         Offer of Employment - Revised

Dear Ty,

On behalf of the Kosmos organization, I am pleased to extend an offer of employment to you with Kosmos Energy, LLC (“Kosmos Energy” or the “Company”) as Sr. Vice President, Global Human Resources, contingent on our background verification and proof of your identity and eligibility to work in the United States. This letter serves to confirm our offer of employment to you including the following:

Compensation:

A salary of $10,416.67 per semi-monthly pay period (annualized to $250,000). Salary is paid on the 15th and last day of each month. This position provides for an annual discretionary bonus that is targeted, based on market comparisons, in the 50% range.

Signing Bonus:

A signing bonus of $100,000 will be paid in your first paycheck. Should you voluntarily terminate your employment for any reason within the first 12 months of employment, you agree to reimburse Kosmos Energy for your signing bonus.

Incentive Compensation:

Kosmos Energy, Ltd. will grant you participation in the Incentive Compensation Program (“Program”) with a face value of two (2) times your base annual salary. The face value will be converted into participation in the Program by calculation using Kosmos Energy, Ltd’s stock price at the date of approval of your award by the Compensation Committee of the Board of Directors or their delegates (the “Committee”). The Incentive Compensation Award granted to you shall vest in accordance with the program’s standard four year vesting cycle and may be based on a mix of a time-vesting schedule and a performance-vesting schedule, as determined and approved by the Committee, in their sole discretion, and as generally applied to Company’s employees. All terms and conditions of the Incentive Compensation Award granted to you, including without limitation, the vesting schedules and forfeiture restrictions, shall be subject to the provisions of the Program, as may be amended from time to time.

Vacation:	Based on your years of relevant industry-related work experience, Kosmos Energy offers you four (4) weeks of annual vacation allowance.

Severance Program:

If you are terminated through no fault of your own or your position is eliminated and you are not offered a comparable position in Dallas you will receive your current Base Annual Salary plus Estimated Bonus for 1 year. Additionally, Kosmos will reimburse you the amount of COBRA payment to cover medical and dental health insurance for you and your dependents for 1 year.

Benefits Program:

As a full-time regular employee of Kosmos Energy, you are entitled to participate in the Company benefit plans. For the 2012 Plan Year, the Company is paying 100% of the cost of these Employer Paid Plans. Kosmos retains the right to change benefits and their costs at the Company’s sole discretion.

Holidays:

The Company’s office closes for nine of the nationally recognized, major U.S. holidays. Additionally, the Company provides employees the option to take two additional “floating” holidays of their choice.

Please be advised that your employment with Kosmos Energy will be at-will and  nothing in this letter shall be deemed to be construed as a contract for a term of employment.

We look forward to receiving a response from you within the next week. If you have any additional questions, please do not hesitate to call me at 214-445-9602.

We believe Kosmos Energy is an outstanding organization with a capable, dedicated team and know you will be a valuable, enthusiastic addition.

Sincerely,

/s/ Brian F. Maxted
Brian F. Maxted
President and Chief Executive Officer

cc: Grace Weisberg

I agree to the terms of the employment set forth above. Furthermore, I represent to Kosmos Energy that I am not subject to any obligation or agreement (e.g., an employment agreement or non-compete agreement) that would prevent me from becoming an employee of Kosmos Energy or that will adversely impact my ability to perform my duties.

I also agree that the terms and conditions of my employment offer are confidential.

Ty Gaston	Date	Anticipated Start Date